Exhibit 4.10

Dated 5 February 2024

Amendment No. 2

to the Restructuring Agreement dated 20 November 2023 by and between Sono Group N.V. and YA II PN, Ltd.

Sono Group N.V.

YA II PN, Ltd.

Contents

PARTIES		1
BACKGROUND		1
AGREED TERMS		1
1	Definitions and interpretations	1
2	Amendment to Section 7 Continuation Agreement, Settlement Agreement, Back-to-Back LOC	2
3	Miscellaneous	2
SIGNATURE PAGE		3

Amendment No. 2

to the Restructuring Agreement | DEM/21011675.1

This agreement is made on 5 February	2024

PARTIES

(1)

Sono Group N.V., a public liability company (naamloze vennootschap) under the laws of the Netherlands with business address at Waldmeisterstraße 76, 80935 Munich, Germany, and registered with the Dutch Trade Register under number 80683568 (“Sono NV”); and

(2)

YA II PN, Ltd., an exempted limited company organized and existing under the laws of the Cayman Islands with its registered office at Maples Corporate Service, 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its mailing address at 1012 Springfield Avenue Moutainside New Jersey 07092 (“Yorkville”),

Sono NV and Yorkville each a “Party” and, together, the “Parties”.

BACKGROUND

A

On 17 November 2023, Yorkville has issued a funding commitment letter to Sono NV, which was accepted by Sono NV, whereby Yorkville committed to provide funding of up to EUR 9,000,000 to Sono NV through the issuance of convertible debentures (the “Funding Commitment Letter”), subject to the terms as set out in the Funding Commitment Letter.

B	On 20 November 2023, the Parties have entered into a restructuring agreement regarding the restructuring of the Sono Group (the “Restructuring Agreement”).

C	On 2 February 2024 the Parties have entered into the Amendment No. 1 to the Restructuring Agreement (“First Amendment Agreement”).

D	On or about the date hereof Yorkville is facilitating Tranche 1 (as defined in the Funding Commitment Letter).

E

Sono NV promptly after funds have been facilitated by Yorkville under the Funding Commitment Letter, will pursuant to the Back-to-Back-LOC forward and apply those funds to the Funding Obligations including but not limited to the Initial Payment (as defined under the Back-to-Back- LOC).

F

The Settlement Payment under the Settlement Agreement has been effected on or about 31 January 2024. The Parties expect the insolvency proceedings regarding Sono Motors GmbH to be lifted on 1 March 2024.

G	The Parties now wish to amend further the Restructuring Agreement by entering into this second amendment agreement (the “Second Amendment Agreement”).

Therefore, it is agreed as follows:

AGREED TERMS

1	Definitions and interpretations

In this Amendment Agreement, capitalised terms shall have the meaning ascribed to them in the Restructuring Agreement unless the contrary is apparent.

Amendment No. 2	| 1

to the Restructuring Agreement | DEM/21011675.1

2	Amendment to Section 7 Continuation Agreement, Settlement Agreement, Back-to-Back LOC

With effect from the date of this Second Amendment Agreement the following new Section 7.3 shall be inserted in Clause 7 of the Restructuring Agreement:

7.3 Sono NV shall procure and instruct Sono GmbH to enter and to execute a guaranty agreement with Yorkville guaranteeing the due and orderly repayment by Sono NV under the Funding Commitment Letter and/or any Debt Document (as defined in the Funding Commitment Letter), such guarantee to be executed promptly after the insolvency proceedings regarding Sono GmbH are lifted.

3	Miscellaneous

3.1	Any other provisions of the Restructuring Agreement shall remain unaffected by this Second Amendment Agreement.

3.2	Clauses 16, 17 and 19 of the Restructuring Agreement shall apply mutatis mutandis to this Second Amendment Agreement.

Amendment No. 2	| 2

to the Restructuring Agreement | DEM/21011675.1

Signature page

Sono Group N.V.

represented by George O’Leary

YA II PN, Ltd.

represented by Michael Rosselli

Amendment No. 2	| 3

to the Restructuring Agreement | DEM/21011675.1